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                               JENKENS & Gilchrist            AUSTIN, TEXAS
                           A PROFESSIONAL CORPORATION         (512) 499-3800

                                                            CHICAGO, ILLINOIS
                                1445 ROSS AVENUE              (312) 425-3900
                                   SUITE 3200
                               DALLAS, TEXAS 75202            HOUSTON, TEXAS
                                                              (713) 951-3300
                                 (214) 855-4500
                            FACSIMILE (214) 855-4300     LOS ANGELES, CALIFORNIA
                                                              (310) 820-8800
                                 www.jenkens.com
                                                            NEW YORK, NEW YORK
                                                              (212) 704-6000

                                                            SAN ANTONIO, TEXAS
                                                              (210) 246-5000

                                                             WASHINGTON, D.C.
                                                              (202) 326-1500


                               September 17, 2001


Allied First Bank, sb
387 Shuman Blvd.
Suite 120 W
Naperville, Illinois 60563


         RE: FEDERAL INCOME TAX OPINION RELATING TO THE CONVERSION OF ALLIED FIRST BANK, SB, FROM AN ILLINOIS-CHARTERED MUTUAL SAVINGS BANK TO AN ILLINOIS-CHARTERED STOCK SAVINGS BANK

Ladies and Gentlemen:

         In accordance with your request set forth below is our opinion regarding certain federal income tax consequences of the conversion ("Conversion") of Allied First Bank, sb ("Allied") from an Illinois chartered mutual savings bank to an Illinois chartered stock savings bank ("Savings Bank") in accordance with Section III of the Plan of Stock Conversion dated September 17, 2001 (the "Plan").

         Unless otherwise provided, capitalized terms used herein shall have the meaning ascribed to them in the Plan and all section references refer to the Internal Revenue Code of 1986, as amended (the "Code").

         Set forth below are our opinions, together with the assumptions upon which we have relied in rendering our opinion and any limitations on our opinion.

         A.     ASSUMPTIONS

         The following assumptions have been made in connection with our opinions:

         1. The Conversion is implemented in accordance with the terms of the Plan.

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                               JENKENS & Gilchrist
                           A PROFESSIONAL CORPORATION

Board of Directors
Allied First Bank, sb
September 17, 2001
Page 2


         2. No Eligible Account Holder and Supplemental Eligible Account Holder will be excluded from an inchoate interest in a portion of the liquidation account of Savings Bank. To the best of the knowledge of the management of Allied there is not now, nor will there be at the time of the Conversion, any plan or intention, on the part of Eligible Account Holders and Supplemental Eligible Account Holders to withdraw their Deposit Accounts in Savings Bank following the Conversion. Deposits Accounts withdrawn immediately prior to or immediately subsequent to the Conversion (other than maturing deposits) are considered in making these assumptions.

         3. Immediately following the consummation of the Conversion, Savings Bank will possess the same assets and liabilities held by Allied immediately prior to the Conversion, plus substantially all of the net proceeds from the sale of its stock to Holding Company except for assets used to pay expenses of the Conversion. The liabilities transferred to Savings Bank in the Conversion were incurred by Allied in the ordinary course of business.

         4. No cash or property will be given to any Eligible Account Holder and Supplemental Account Holder in lieu of Subscription Rights or an interest in the liquidation account of Savings Bank.

         5. Following the Conversion, Savings Bank will continue the business of Allied in substantially the same manner as Allied engaged in the business prior to the Conversion, and it has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business.

         6. There is no plan or intention for Savings Bank to be liquidated or merged with another corporation following the consummation of the Conversion.

         7. The fair market value of a Deposit Account and an inchoate interest in the liquidation account of Savings Bank held by an Eligible Account Holder and Supplemental Eligible Account Holder will, in each instance, be approximately equal to the fair market value of each Deposit Account of Allied plus the interest in the residual equity of Allied surrendered in exchange therefor.

         8. Holding Company has no plan or intention to sell or otherwise dispose of the stock of Savings Bank received by it in the proposed transaction described in the Plan.

         9. Savings Bank and Holding Company have no plan or intention, either currently or at the time of Conversion, to issue additional shares of common stock following consummation of the transactions described in the Plan, other than shares that may be issued to employees and/or

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                               JENKENS & Gilchrist
                           A PROFESSIONAL CORPORATION


Board of Directors
Allied First Bank, sb
September 17, 2001
Page 3



directors pursuant to certain stock option and stock incentive plans or that may be issued to or pursuant to employee benefit plans.

         10. Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments and other payments in the normal course of business made by Allied immediately preceding the Conversion) will in the aggregate constitute less than 1% of the net assets of Allied immediately preceding the Conversion and any such expenses and distributions will be paid by Savings Bank from the proceeds of the sale of Holding Company Stock.

         11. At the time of the Conversion, the fair market value of the assets of Allied on a going concern basis (including intangibles) will equal or exceed the amount of its liabilities plus the amount of liabilities to which such assets are subject. Allied will have a positive regulatory net worth at the time of the Conversion.

         12. Allied is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code. The transactions set forth in the Plan do not involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution to which Section 585 of the code applies.

         13. Allied's Eligible Account Holders and Supplemental Eligible Account Holders will pay expenses of the Conversion solely attributable to them, if any. Holding Company and Allied will pay their own expenses for the transactions described in the Plan and will not pay any expenses solely attributable to Allied's Eligible Account Holders and Supplemental Eligible Account Holders or to the Holding Company stockholders. The stockholders of Holding Company will pay the expenses incurred by themselves in connection with the transactions described in the Plan.

         14. The liabilities of Allied were all incurred by Allied in the ordinary course of its business and are associated with the assets being transferred.

         15. The Actual Subscription Rights for Eligible Account Holders, Supplemental Eligible Account Holders, other Members, and directors, officers and employees will not confer any economic benefit on the holder thereof other than the right to purchase Holding Company Stock at the price determined as provided in the Plan.

         16. Neither Allied nor Savings Bank is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

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                               JENKENS & Gilchrist
                           A PROFESSIONAL CORPORATION

Board of Directors
Allied First Bank, sb
September 17, 2001
Page 4



         17. None of the compensation to be received by any Deposit Account holder-employees of Allied will be separate consideration for, or allocable to, any of their deposits in Allied. No interest in the liquidation account of Savings Bank will be received by any Deposit Account holder-employees as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to each Deposit Account holder-employee will be for services actually rendered and will be commensurate with amounts paid to the third parties bargaining at arm's-length for similar services. No shares of Holding Company Stock will be issued to or purchased by any Deposit Account holder-employee of Allied or Holding Company at a discount or as compensation in the proposed transaction.

         18. No creditors of Allied, or the depositors in their role as creditors, have taken any steps to enforce their claims against Allied by instituting bankruptcy or other legal proceedings, in either a court or appropriate regulatory agency, that would eliminate the proprietary interests of the Eligible Account Holders and the Supplemental Eligible Account Holders prior to the Conversion.

         19. The transactions described in the Plan do not involve the payment to Savings Bank or Allied of financial assistance from federal agencies within the meaning of Notice 89-102, 1989-40 C.B. 1.

         20. On a per share basis, the purchase price under the Stock Offering of Holding Company Stock will be equal to the fair market value of such stock at the time of the completion of the proposed transaction described in the Plan.

         21. Allied has received or will receive an opinion from RP Financial, LC ("Appraiser's Opinion"), which concludes that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any ascertainable fair market value, since they are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients a right only to purchase Holding Company Stock at a price equal to its estimated fair market value, which will be the same price as the Public Offering Price for unsubscribed shares of Holding Company Stock.

         22. Allied will not have any net operating losses, capital loss carryovers or built-in losses at the time of the Conversion.

         23.    Allied has utilized a reserve for bad debts in accordance with
Section 585 of the Code.

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                               JENKENS & Gilchrist
                           A PROFESSIONAL CORPORATION

Board of Directors
Allied First Bank, sb
September 17, 2001
Page 5



         24. Immediately after the Conversion, Allied will not be a "large bank" as such term is defined by Section 585(c)(2) of the Code.

         25. The Eligible Account Holders', Supplemental Eligible Account Holders', and Other Members' proprietary interests in Allied arise solely by virtue of the fact that they are account holders in Allied.

         26. The aggregate fair market value of the Qualifying Deposits held by Eligible Account Holders as of the close of business on the Eligibility Record Date equaled or exceeded 99% of the aggregate fair market value of all Deposit Accounts in Allied as of the close of business on such date.

         27. Liquidation accounts will have nominal, if any, fair market value at the effective date of the Conversion.

         28. At the time of the Conversion, Allied will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire an equity interest in Allied, the Holding Company or the Savings Bank.

         29. Savings Bank has no plan or intention to sell or otherwise dispose of any of the assets of Allied acquired in the transactions described in the Plan (except for disposition, including deposit withdrawals, made in the ordinary course of business).

         30. Immediately prior to the Conversion and at the end of the taxable year in which the Conversion is consummated, Allied will be solvent.

         B.     OPINION

         Based solely on the assumptions set forth herein, we are of the opinion that if the transaction is undertaken in accordance with the above assumptions:

                1. The Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither Allied nor Savings Bank will recognize any gain or loss as a result of the transaction (Rev. Rul. 80-105, 1980-1 C.B. 78). Allied and Savings Bank will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

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                               JENKENS & Gilchrist
                           A PROFESSIONAL CORPORATION

Board of Directors
Allied First Bank, sb
September 17, 2001
Page 6



                2. Savings Bank will recognize no gain or loss upon the receipt of money and other property, if any, in the Conversion, in exchange for its shares. (Section 1032(a) of the Code.)

                3. No gain or loss will be recognized by Holding Company upon the receipt of money for Holding Company Stock. (Section 1032(a) of the Code.)

                4. The basis of Allied's assets in the hands of Savings Bank will be the same as the basis of those assets in the hands of Allied immediately prior to the Conversion. (Section 362(b) of the Code.)

                5. Savings Bank's holding period of the assets of Allied will include the period during which such assets were held by Allied prior to the Conversion. (Section 1223(2) of the Code.)

                6. Savings Bank, for purposes of Section 381 of the Code, will be treated as if there had been no reorganization. The tax attributes of Allied enumerated in Section 381(a) of the Code will be taken into account by Savings Bank as if there had been no reorganization. Accordingly, the tax year of Allied will not end on the effective date of the Conversion. The part of the tax year of Allied before the Conversion will be includable in the tax year of Savings Bank after the Conversion. Therefore, Allied will not have to file a federal income tax return for the portion of the tax year prior to the Conversion. (Rev. Rul. 57-276, 1957-1 C.B. 126.)

                7. Depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of Savings Bank, Subscription Rights and/or interests in the liquidation account of Savings Bank. Any gain resulting therefrom will be recognized, but only in an amount not in excess of the fair market value of the liquidation accounts and/or Subscription Rights received. The liquidation accounts will have nominal, if any, fair market value. Based solely on the accuracy of the conclusion reached in the Appraiser's Opinion, and our reliance on such opinion, that the Subscription Rights have no have no ascertainable fair market value at the time of distribution or exercise, no gain or loss will be required to be recognized by depositors upon receipt or distribution of Subscription Rights. (Section 1001 of the Code.) SEE PAULSEN V. COMMISSIONER, 469 U.S. 131,139 (1985). Likewise, based solely on the accuracy of the aforesaid conclusion reached in the Appraiser's Opinion, and our reliance thereon, we give the following opinions: (a) no taxable income will be recognized by the borrowers, directors, officers and employees of Allied upon the distribution to them of Subscription Rights to purchase Holding Company Stock at fair market value or upon the exercise or lapse of the Subscription Rights to acquire Holding Company Stock at fair market value; (b) no taxable income will be realized by the depositors of Allied as a result of the exercise or lapse of the Subscription Rights to purchase Holding Company Stock at fair market

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                               JENKENS & Gilchrist
                           A PROFESSIONAL CORPORATION

Board of Directors
Allied First Bank, sb
September 17, 2001
Page 7



value. Rev. Rul. 56-572, 1956-2 C.B. 182; and (c) no taxable income will be realized by Allied, Savings Bank or Holding Company on the issuance or distribution of Subscription Rights to depositors of Allied to purchase shares of Holding Company Stock at fair market value. (Section 311 of the Code.)

                         Notwithstanding the Appraiser's Opinion, if the
Subscription Rights are subsequently found to have a fair market value, income may be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or Savings Bank may be taxable on the distribution of the Subscription Rights. (Section 311 of the Code.) In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.

                8. The creation of the liquidation account on the records of Savings Bank will have no effect on Allied's or Savings Bank's taxable income, deductions, or tax bad debt reserve.

                9. A depositor's basis in the savings deposits of Savings Bank will be the same as the basis of his savings deposits in Allied. (Section 1012 of the Code.) Based upon the Appraiser's Opinion, the basis of the Subscription Rights will be zero. The basis of the interest in the liquidation account of Savings Bank received by Eligible Account Holders and Supplemental Eligible Account Holders will be equal to the cost of such property, I.E., the fair market value of the proprietary interest in Allied, which in this transaction we assume to be zero.

                10. The basis of Holding Company Stock to its shareholders will be the purchase price thereof. (Section 1012 of the Code.)

                11. A shareholder's holding period for Holding Company Stock acquired through the exercise of the Subscription Rights shall begin on the date on which the Subscription Rights are exercised. (Section 1223(6) of the Code.) The holding period for the Holding Company Stock purchased pursuant to the Direct Community Offering, Public Offering or under other purchase arrangements will commence on the date following the date on which such stock is purchased. (Rev. Rul. 70-598, 1970-2 C.B. 168).

                12. Regardless of any book entries that are made for the establishment of a liquidation account, the reorganization will not diminish the accumulated earnings and profits of Allied available for the subsequent distribution of dividends, within the meaning of Section 316 of the Code.
Section 1.312-11(b) and (c) of the Treasury regulations. Savings Bank will succeed to

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                               JENKENS & Gilchrist
                           A PROFESSIONAL CORPORATION

Board of Directors
Allied First Bank, sb
September 17, 2001
Page 8



and take into account the earnings and profits or deficit in earnings and profits of Allied as of the date of Conversion.

         C.     LIMITATIONS

                1. Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the "Regulations"), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

                2. The opinions expressed herein represent counsel's best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the Plan and the assumptions contained in this opinion letter. We have made no independent investigation of the assumptions set forth above. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions in a material way. Any material inaccuracy or incompleteness in these assumptions could adversely affect the opinions stated herein.

                3. We are expressing an opinion only as to those matters expressly set forth in Section B. above. No opinion should be inferred as to any other matters. This opinion does not address the various state, local or foreign tax consequences that may result from the Conversion or the other transactions contemplated by the Plan. In addition, no opinion is expressed as to any federal income tax consequences of the Conversion or the other transactions contemplated by the Plan, except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

                4. This opinion letter is issued to you in connection with the requirements of the Plan set forth in Article XII thereof and no other person or entity may rely hereon without our express written consent. A copy of this opinion letter may be attached to required regulatory filings with the Securities and Exchange Commission, the Illinois Office of Banks and Real Estate and the Federal Deposit Insurance Corporation.

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                               JENKENS & Gilchrist
                           A PROFESSIONAL CORPORATION

Board of Directors
Allied First Bank, sb
September 17, 2001
Page 9



                                            Respectfully submitted,

                                            JENKENS & GILCHRIST
                                            A Professional Corporation


                                            /s/ William P. Bowers
                                            ----------------------------
                                                William P. Bowers